UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility


     Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

FORM 4
/      /  Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue.  See Instruction 1(b)

(Print or Type Responses)
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Donahue                       Thomas                  R.
(Last)                        (First)                 (Middle)
c/o Federated Investors, Inc.
Federated Investors Tower
(Street)
Pittsburgh                    PA                      15222-3779
(City)                        (State)                 (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
      Federated Investors, Inc.                FII

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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.  Statement for Month/Year
      March 2002

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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)
___X_____ Director            ________ 10% Owner
___X_____ Officer (give title below)      ________ Other (specify below)
      Vice President, Chief Financial Officer, Treasurer

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7.  Individual or Joint/Group Reporting (Check Applicable Limit)
___X____  Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person
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


   Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of     2.         3.            4.  Securities Acquired   5.  Amount of    6.  Ownership  7.  Nature
   Security     Transaction   Transaction   (A) or Disposed of     Securities       Form:  Direct  of Indirect
   (Instr. 3)   Date          Code          (D) (Instr. 3, 4, and  Beneficially     (D) or         Beneficial
                (Mon/day/year)(Instr. 8)    5)                     Owned at End of  Indirect (I)   Ownership
                                                                   Month            (Instr. 4)     (Instr. 4)
                                                                   (Instr. 3 and 4)
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                           Code   V      Amount   (A) or   Price
                                                     (D)
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Class B Common  3/27/2002  G      V      2,640    D                600,424 (1)      D
   Stock                                    (2)
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Class B Common                                                     644              I              By Spouse
   Stock
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Class B Common  3/27/2002  G      V      2,640    A                272,120          I              By J.
   Stock                                    (2)                                                    Christopher
                                                                                                   Donahue as
                                                                                                   custodian
                                                                                                   for minor
                                                                                                   children
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Class B Common                                                     916,050          I              By Maxfund
   Stock                                                                                           Partners,
                                                                                                   L.P.
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Class B Common                                                     763,124          I              By Daniel
   Stock                                                                                           McGrogan as
                                                                                                   custodian
                                                                                                   for minor
                                                                                                   children
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person,  see Instruction 4(b)(v).


FORM 4 (continued)
                           Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned
                               (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of         2.  Conversion  3.              4.  Transaction     5.  Number of    6.  Date
Derivative Security  or Exercise     Transaction        Code             Derivative       Exercisable and
(Instr. 3)           Price of        Date               (Instr. 8)       Securities       Expiration Date
                     Derivative      (Month/Day/Year)                    Acquired (A) or  (Month/Day/Year)
                     Security                                            Disposed of (D)
                                                                         (Instr. 3, 4,
                                                                         and 5)
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                                                     Code     V          (A)       (D)    Date
                                                                                          ExercisableExpiration
                                                                                                     Date
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7.  Title and Amount of       8.  Price of     9.  Number of        10.  Ownership    11.  Nature of
Underlying Securities         Derivative       derivative           Form of           Indirect Beneficial
(Instr. 3 and 4)              Security         Securities           Derivative        Ownership
                              (Instr. 5)       Beneficially Owned   Security:         (Instr. 4)
                                               at End of Month      Direct (D) or
                                               (Instr. 4)           indirect (I)
                                                                    (Instr. 4)
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Title            Amount or
                 Number of
                 Shares
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

Explanation of Responses:

(1) Includes 72 shares of Federated Investor's Inc.'s Class B Common Stock held in Federated's Profit Sharing/401(k) Plan.

(2) Represents the aggregate amount of several gifts to children sharing reporting person's household.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


/s/ Thomas R. Donahue               April 10, 2002
--------------------------------    -----------------------
**Signature of Reporting Person                            Date